Email Subject: **Gaucho Group Holdings Update: New Economic Policies and Market Strength in Argentina**

Hidden Preheader: **Discover how recent changes in Argentina's economy are enhancing the value of our real estate holdings and providing fresh opportunities for growth.**

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GAUCHO GROUP HOLDINGS, INC.

GAUCHO BUENOS AIRES | ALGODON MANSION BUENOS AIRES | ALGODON WINE ESTATES WELLNESS RESORT | ALGODON WINE ESTATES PRIVATE ESTANCIAS | ALGODON FINE WINES SAN RAFAEL, MENDOZA



October 8, 2024

Dear Stockholders,

We are pleased to share with you the latest developments and market dynamics in Argentina, which have shown a significant positive transformation. The economic landscape in Argentina has shifted markedly, bringing about changes that positively impact the value of our vast real estate holdings. This should not be overlooked as both Argentina and Gaucho Holdings are poised for more exposure in the global markets. As contrarians, we no longer simply anticipate these transformations; rather, the data since the beginning of 2024 has confirmed some of our best expectations. Please see below recent statistics on how the recent availability of mortgages and lower inflation have begun to reshape the market. These developments are crucial as they reflect a revitalizing economy and provide a fertile ground for our strategic initiatives.

Buenos Aires Market Highlights:

• Record Sales: This August, Buenos Aires reported the highest property sales since May 2018. A total of 5,297 transactions were closed, reaching levels comparable to the peak of UVA ("Unidad de Valor Acquisitivo") mortgage issuances seen under the previous administration.
• Rising Prices: In sought-after neighborhoods such as Palermo, Colegiales, and Recoleta, the average sales price for studio apartments now ranges from $106,000 to $115,000, indicating a robust year-over-year increase.
• Mortgage Trends: Despite the historical challenges posed by currency restrictions, mortgage issuances are on the rise. This trend reflects growing buyer confidence and an expanding credit market.

These developments are crucial as they reflect Argentina's revitalizing economy and provide a fertile ground for Gaucho Holdings' strategic initiatives. Our commitment remains strong to leverage these positive trends to enhance our operations and increase stockholder value. For further details on Argentina's substantial growth and the favorable trends in the Buenos Aires real estate market, we invite you to read this morning's press release.

Current Economic Policies and Their Impact:

We would like to update you on the significant economic reforms under President Javier Milei's administration and their implications for Argentina's financial landscape:

• Inflation Targets: The administration projects that the annual inflation rate, which currently stands at over 236%, will decelerate to 104.4% by the end of this year and further to 18.3% by December 2025, as outlined in the government's inaugural budget proposal.
• Foreign Currency Reserves: Since President Milei took office in December, Argentina's foreign currency deposits have surged by approximately $8 billion. This increase is largely attributed to a series of pro-market austerity measures and incentives designed to attract dollars back into the financial system, indicating a restoring confidence in the administration's economic policies.
• Fiscal Discipline: A notable shift in fiscal policy under Milei's leadership has been the curbing of rampant government overspending—a primary factor historically implicated in Argentina's economic challenges. Since February, Argentina has consistently reported fiscal surpluses each month, replacing the longstanding pattern of significant budget deficits.
• Monetary Strategy: Milei has shifted from advocating an immediate

dollarization of the economy to a more gradual approach known as "endogenous dollarization." This strategy decreases the supply of pesos, prompting citizens to use dollars for daily expenses, thereby increasing dollar circulation while reducing reliance on the devaluing peso. Supermarkets, manufacturers, and even bars now accept dollars, and fintech firms are developing dollar-based payment methods.

These economic policies are reshaping the financial environment in which we operate, providing us with new opportunities and challenges. As Gaucho Holdings continues to navigate these changes, we remain committed to adapting our strategies to align with the evolving economic conditions and to maximize the benefits for our company and stockholders.

Looking Ahead: The Potential for Asset Value Appreciation in Argentina

As we observe the recent shifts in economic policy and market dynamics, the potential for long-term asset value appreciation in Argentina becomes increasingly evident. After years of limited access to credit, the recent facilitation of mortgages is a significant development. This change is expected to stimulate the real estate market, enhance property values, and broaden investment opportunities across the nation.

We are strategically positioned in a part of the world where timing and geography could not be more favorable. Our commitment to leveraging this opportunity is strong, and we are optimistic about the future prospects this environment presents. As always, we will continue to monitor these developments closely, ensuring that our strategies are aligned with the evolving economic landscape to enhance stockholder value.

We thank you for your ongoing support and look forward to navigating these promising times together.

Sincerely,

Scott L. Mathis Founder,
Chief Executive Officer and Chairman of the Board of Directors

smathis@gauchoholdings.com
www.GauchoHoldings.com

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this anouncement includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

GAUCHO
GROUP
HOLDINGS, INC.
(NASDAQ:VINO)

112 NE 41st Street, Suite #106 Miami, FL 33137